UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report September 11, 2013
Date of earliest event reported September 9, 2013

Commission file no. 333-133184-12

Neiman Marcus Group LTD Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3509435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marcus Square 1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Neiman Marcus Group LTD Inc. (the “Company”) announced that it has entered into an Agreement and Plan of Merger, dated as of September 9, 2013 (the “Merger Agreement”), with NM Mariposa Holdings, Inc., a Delaware corporation (“Parent”), and Mariposa Merger Sub LLC, a Delaware limited liability company (“Merger Sub”). Parent and Merger Sub are entities owned by an investment group consisting of investment funds affiliated with Ares Management LLC and Canada Pension Plan Investment Board.

Under the Merger Agreement, the Company will be acquired for a purchase price based on a total enterprise value of $6.0 billion. A portion of the purchase price will be used at the closing to repay all amounts outstanding under the Company’s existing bank credit facilities.   The currently outstanding 7.125% Senior Debentures due 2028 issued by the Company’s operating subsidiary, The Neiman Marcus Group, Inc., are expected to remain outstanding immediately following the closing of the transaction in accordance with the terms of the indenture governing such debentures.

Consummation of the merger is subject to various conditions, including (i) the expiration or termination of any applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) the absence of a material adverse effect on the Company, as defined in the Merger Agreement.

On September 9, 2013, Newton Holding, LLC, which holds more than 90% of the outstanding shares of the Company’s common stock, delivered a written consent adopting the Merger Agreement.

Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which are expected to be sufficient for Parent to pay the aggregate purchase price, the repayment or refinancing of debt as contemplated by the Merger Agreement or the debt commitment letters and all related fees and expenses.  The closing of the merger is not conditioned on the receipt of the debt financing by Parent.  Parent, however, is not required to consummate the merger until the completion of a 14 consecutive day marketing period.

The Merger Agreement contains representations and warranties that the parties have made to each other; these are, however, qualified in important respects and are not intended to be relied upon by third parties. The Merger Agreement is not intended to be a source of factual, business or operational information about the Company beyond information regarding the legal relationships between the parties to the Merger Agreement with respect to the merger that it governs.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 8.01              Other Events.

On September 9, 2013, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of September 9, 2013, among Neiman Marcus Group LTD Inc., NM Mariposa Holdings, Inc., and Mariposa Merger Sub LLC.*

99.1	Press release dated September 9, 2013.

*      Schedules and exhibits are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD INC.

Date:	September 11, 2013	By:	/s/ Tracy M. Preston

		Name:	Tracy M. Preston
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 9, 2013, among Neiman Marcus Group LTD Inc., NM Mariposa Holdings, Inc., and Mariposa Merger Sub LLC.*

99.1	Press release dated September 9, 2013.

*            Schedules and exhibits are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.